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                                                               Exhibit 99(d)(18)

                                 AMENDMENT NO. 1
                                       TO
                        SUB-INVESTMENT ADVISORY AGREEMENT

                             THE GLENMEDE FUND, INC.
                     (SMALL CAPITALIZATION GROWTH PORTFOLIO)

     The Sub-Investment Advisory Agreement dated July 6, 2001, as amended, by and among The Glenmede Fund, Inc. (the "Fund"), Glenmede Advisers, Inc. and TCW Investment Management Company (the "Agreement") is hereby amended as follows:

     Paragraph 9, SERVICES TO OTHER COMPANIES AND ACCOUNTS, is amended and restated in its entirety as follows:

          9.   SERVICES TO OTHER COMPANIES OR ACCOUNTS

     The services of the Sub-Adviser to the Company and the Adviser are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others so long as its services to the Company and the Adviser are not impaired thereby, PROVIDED HOWEVER, that the Sub-Adviser may not: (1) perform investment management services, including providing investment advice, for any other assets of the Small Capitalization Growth Portfolio other than the Portfolio Account; or (2) consult with any other sub-adviser of the Company, or affiliated person of such sub-adviser, concerning transactions of the Small Capitalization Growth Portfolio in securities or other assets, including transactions in which the other sub-adviser or its affiliate acts as a principal underwriter concerning securities transactions of the Small Capitalization Growth Portfolio. Subject to applicable law, nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to acquire a position in any security which the Sub-Adviser, its principals, affiliates, agents or employees may acquire for its or their own account or for the account of any other client.

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of March 17, 2003.


                                       THE GLENMEDE FUND, INC.


                                       By:    /s/ Mary Ann B. Wirts
                                              ---------------------
                                       Title: President


                                       GLENMEDE ADVISERS, INC.


                                       By:    /s/ Kimberly C. Osborne
                                              -----------------------
                                       Title: Vice President


                                       TCW INVESTMENT MANAGEMENT COMPANY

                                       By:    Philip K. Holl
                                              --------------

                                       Title: Senior Vice President